FIRST AMENDMENT TO
                 GUM TECH INTERNATIONAL, INC. STOCK OPTION PLAN


This First Amendment (this "Amendment") to that certain Gum Tech International, Inc. Stock Option Plan (the "Plan") is being made this ------ day of -------- , 1995, pursuant to Section 11.2 of Plan. The Board of Directors of Gum Tech International, Inc. have resolved to amend and restated Section 6 of the Plan as follows:

          Section 6. Option Price

               The purchase price for Stock under each Option shall be an amount determined by the Committee but shall in no event be less than one hundred percent (100%) of the fair market value of the Stock at the time the Option is granted and in no event less than the par value of the Stock.

          IN WITNESS WHEREOF, this plan has been adopted by the Board of Directors of the Company effective the ---- day of --------------- 1995.

                                   GUM TECH INTERNATIONAL, INC.,
                                   a Utah corporation

                                   By: /s/  RICHARD RATCLIFF
                                      ------------------------------------------

                                   Its:  Pres.
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